Amendment to
Amended and Restated Distribution Agreement between
JNL Series Trust and Jackson National Life Distributors LLC

This Amendment is made by and between JNL Series Trust, a Massachusetts business trust (“Trust”), and Jackson National Life Distributors LLC (“JNLD”), a broker-dealer registered with the Securities and Exchange Commission and the Financial Industry Regulatory Authority.

Whereas, the Trust and JNLD entered into an Amended and Restated Distribution Agreement effective as of April 29, 2013, as amended May 30, 2013, September 16, 2013 and April 28, 2014 (“Agreement”), whereby the Trust appointed JNLD as distributor (“Distributor”) of the shares of the separate funds (the “Funds”) set forth on Schedule A of the Agreement.

Whereas, the parties have agreed to amend the following section of the Agreement:

Section 9. “Effective Date and Termination of this Agreement”.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement, as follows:

Delete Section 9. “Effective Date and Termination of this Agreement” in its entirety, and replace it with the following:

9.           Effective Date and Termination of this Agreement.  This Agreement will become effective as to the Trust upon execution or, if later, the date that initial capital for the Trust is first provided to it and, unless sooner terminated as provided herein, will continue in full force and effect for two years from the date of its execution.  With regard to any Fund added to the Trust by execution of an Addendum to Schedule A, the term of this Agreement shall begin on the date of such execution.  Thereafter, if not terminated as to a Fund, this Agreement will continue as to each Fund from year to year through September 30th of each successive year, provided that such continuation is specifically approved at least annually (i) by the Trustees by vote cast in person at a meeting called for the purpose of voting on such renewal, or by the vote of a majority of the outstanding voting securities (as defined by the Act) of such Fund with respect to which renewal is to be effected, and (ii) by a majority of the non-interested Trustees by a vote cast in person at a meeting called for the purpose of voting on such renewal.  Any approval of this Agreement or the renewal thereof with respect to a Fund by the vote of a majority of the outstanding voting securities of that Fund, or by the Trustees which shall include a majority of the non-interested Trustees, shall be effective to continue this Agreement with respect to that Fund notwithstanding (a) that this Agreement or the renewal thereof has not been so approved as to any other Fund, or (b) that this Agreement or the renewal thereof has not been so approved by the vote of a majority of the outstanding voting securities of the Trust as a whole.  However, the addition or deletion of a Fund reflecting changes that have been formally approved by resolution by the Board of Trustees will not require approval of an amendment to this Agreement by the Board of Trustees.

This Agreement may be terminated at any time without the payment of any penalty by the Trust by giving JNLD at least thirty (30) days’ previous written notice of such intention to terminate.  This Agreement may be terminated by JNLD at any time by giving the Trust at least thirty (30) days' previous written notice of such intention to terminate.

This Agreement shall terminate automatically in the event of its assignment.  As used in the preceding sentence, the word “assignment” shall have the meaning set forth in Section 2(a)(4) of the 1940 Act.

In Witness Whereof, the Trust and the Distributor have caused this Amendment to be executed as of this 11th day of June 2014, effective June 4, 2014.

Attest:		JNL Series Trust

By:	/s/ Norma M. Mendez	By:	/s/ Kristen K. Leeman
	Norma M. Mendez	Name:	Kristen K. Leeman
		Title:	Assistant Secretary

Attest:		Jackson National Life Distributors LLC

By:	/s/ Paige McLaughlin	By:	/s/ Jim Livingston
	Paige McLaughlin	Name:	Jim Livingston
		Title:	EVP, Operations